UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
CONFIDENTIAL, FOR THE USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-12

ITT Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO

ITT INC.

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 19, 2021

On April 5, 2021, ITT Inc. (the “Company”) filed with the Securities and Exchange Commission its definitive proxy statement (the “Proxy Statement”) for the Company’s 2021 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held virtually on May 19, 2021 at 9:00 a.m. Eastern Time. The Proxy Statement contains, among other things, a proposal to elect directors to the Company’s Board of Directors (the “Board”).

The purpose of this Proxy Statement Supplement (the “Supplement”) is to provide information relating to a recent change with respect to the Company’s Board composition and the proposed nominees to the Board. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Withdrawal of Nominee for Election to the Board

On April 14, 2021, Mario Longhi, a member of the Board and a nominee for re-election as a director at the Annual Meeting, informed the Company that, effective immediately, he was resigning from the Board to pursue other professional opportunities. In connection with his resignation from the Board, Mr. Longhi has withdrawn as a candidate for re-election as a director at the Annual Meeting. Other than Mr. Longhi, the candidates nominated by the Board and named in the Proxy Statement sent or made available to the Company’s shareholders each intend to stand for re-election at the Annual Meeting.

No other nominee for election at the Annual Meeting will be named in Mr. Longhi’s place. In light of Mr. Longhi’s resignation from the Board and the Board’s decision not to replace Mr. Longhi with a new nominee, the size of the Board was reduced to 10 members.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the re-election of Mr. Longhi will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the Annual Meeting, including the re-election of the other director nominees.